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                                     EXHIBIT 11.1

                               SCHMITT INDUSTRIES, INC.
                   SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                                     (UNAUDITED)


                                                                   Three Months Ended        Nine Months Ended
                                                                  02/28/97    02/29/96    02/28/97      02/29/96
                                                                  --------------------    ----------------------
I.    Net income for period                                      $ 458,655   $ 484,287   $ 1,306,275   $ 775,779
                                                                 ---------   ---------   -----------   ---------

II.   Determination of shares

      Weighted average number of
      common shares outstanding                                  7,042,886   6,886,889     7,012,557   6,886,889

      Common equivalent shares                                     364,289     288,588       314,846     229,826
      (determined using the "treasury stock"
      method) representing shares issuable upon
      exercise of employee stock options

      Weighted average number of shares used                     7,407,175   7,175,477     7,327,403   7,116,715
      in calculation of primary income per share

      Shares issuable on exercise of stock options,                     87      26,635        56,999      50,815
      net of shares assumed to be purchased out of
      proceeds at market price

      Weighted average number of shares used in
      fully diluted income per share                             7,407,262   7,202,112     7,384,402   7,167,530
                                                                 ---------   ---------     ---------   ---------

III.  Net income per common share and common
      share equivalent

      Primary                                                          .06         .07           .18         .11
                                                                       ---         ---           ---         ---

      Fully diluted                                                    .06         .07           .18         .11
                                                                       ---         ---           ---         ---



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